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EXHIBIT 11--STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                                            Year Ended       Three Months Ended      Year Ended        Year Ended
                                              June 30,            June 30,            March 31,         March 31,
                                                1997                1996                 1996              1995
                                            ---------        ------------------      ----------         ----------
PRIMARY
 Average shares outstanding                 6,949,856             5,418,525            5,368,309          4,861,166
 Net effect of dilutive
  stock options and
  warrants-based on the
  treasury stock method
  using average market
  price                                       225,417               344,844              227,758            183,991
                                           ----------            ----------           ----------         -----------
                  TOTAL                     7,175,273             5,763,369            5,596,067          5,045,157
                                           ==========            ==========           ==========         ==========
 Net income                                $5,646,000            $  853,000           $2,524,000         $1,904,000
                                           ==========            ==========           ==========         ==========


 Per share amount                          $      .79            $      .15           $      .45         $      .38
                                           ==========            ==========           ==========         ==========

FULLY DILUTED
 Average shares
  Outstanding                               6,949,856             5,418,525            5,368,309         4,861,166
 Net effect of dilutive
  stock options and
  warrants-based on the
  treasury stock method
  using the higher of
  ending or average
  market price                                225,417               361,796              319,320           254,230
                                           ----------            ----------           ----------        ----------
                               TOTAL        7,175,273             5,780,321            5,687,629         5,115,396
                                           ==========            ==========           ==========        ==========
 Net income                                $5,646,000            $  853,000           $2,524,000        $1,904,000
                                           ==========            ==========           ==========        ==========

 Per share amount                          $      .79            $      .15           $      .44        $      .37
                                           ==========            ==========           ==========        ==========


The number of shares and per share amounts for the years ended March 31, 1996 and 1995 have been retroactively adjusted to reflect the Company's 1 for 2 reverse stock split, effected March 21, 1996.


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